                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        TURNER BROADCASTING SYSTEM, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        TURNER BROADCASTING SYSTEM, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   TO BE HELD

                                  JUNE 7, 1996

     The Annual Meeting of the Shareholders of Turner Broadcasting System, Inc. will be held in the Rutherford Room of the Omni Hotel in Atlanta, Georgia, on Friday, June 7, 1996, commencing at 9:00 a.m., local time.

     At the meeting, the shareholders will be asked to:

          1. Elect fifteen directors to serve for the ensuing year or until their successors are duly elected and have qualified;

          2. Consider and act upon a proposal to ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1996;

          3. Consider and act upon a shareholder proposal, if properly presented at the meeting, concerning disclosure of executive compensation; and

          4. Transact any other business which may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on April 22, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. Please mark, sign and date the enclosed proxy form and mail it promptly in the accompanying envelope. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring a proxy or letter from the broker or nominee confirming your ownership of shares.

                                          By Order of the Board of Directors

                                          STEVEN W. KORN
                                          Secretary

Atlanta, Georgia
April 29, 1996

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                        TURNER BROADCASTING SYSTEM, INC.

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 7, 1996

     This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Turner Broadcasting System, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Friday, June 7, 1996, in the Rutherford Room of the Omni Hotel in Atlanta, Georgia, at 9:00 a.m. local time, and any adjournments thereof. All shareholders are encouraged to attend the Annual Meeting. Your proxy is requested, however, whether or not you attend in order to assure maximum participation and to expedite the proceedings.

     At the Annual Meeting, shareholders will be requested to act upon the matters set forth in this proxy statement. If you are not present at the Annual Meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your instructions if the proxy is properly signed and returned to the Company before the Annual Meeting. To the extent instructions are not indicated in your proxy, your shares will be voted "FOR" the matters set forth in Items I and II hereof and "AGAINST" the matter set forth in Item III hereof. You may revoke your proxy at any time prior to its being voted at the Annual Meeting by delivering a new duly executed proxy with a later date or by delivering written notice of revocation to the Secretary of the Company prior to the day of the Annual Meeting, or by appearing and voting in person at the Annual Meeting. It is anticipated that this proxy statement and accompanying proxy card will first be mailed to the Company's shareholders on or about May 1, 1996. The Company's 1995 Annual Report to its shareholders is also enclosed and should be read in conjunction with the matters set forth herein. The expenses incidental to the preparation and mailing of this proxy material are being paid by the Company. No solicitation is planned beyond the mailing of this proxy material to shareholders.

     The principal executive offices of the Company are located at One CNN Center, Atlanta, Georgia 30303.

                                 VOTING SHARES

     Only shareholders of record as of the close of business on April 22, 1996 will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on April 22, 1996, the Company had outstanding 68,330,388 shares of its Class A Common Stock, par value $.0625 per share (the "Class A Common Stock"), 139,882,227 shares of its Class B Common Stock, par value $.0625 per share (the "Class B Common Stock"), and 12,396,976 shares of its Class C Convertible Preferred Stock, par value $.125 per share (the "Class C Preferred Stock"). Holders of the Class A Common Stock, the Class B Common Stock and the Class C Preferred Stock are entitled to vote on every matter submitted to the shareholders, voting together as a single group, except as to matters on which separate class voting is required by law or by the Company's Restated Articles of Incorporation (hereinafter, the "Articles of Incorporation" or the "Articles"). Each share of Class A Common Stock entitles the holder thereof to two votes, each share of Class B Common Stock entitles the holder thereof to one-fifth vote and each share of Class C Preferred Stock entitles the holder thereof to vote as though such holder held the six shares of the Class B Common Stock currently underlying each share of the Class C Preferred Stock (i.e., one and one-fifth votes per share of Class C Preferred Stock).

     Directors are elected by a plurality of the votes cast (see "I. Election of Directors" regarding separate class voting for the two classes of the Company's directors). Holders of the Class A Common Stock, the Class B Common Stock and the Class C Preferred Stock will vote together as a single group on all other matters coming before the Annual Meeting. Action on the ratification of the Company's independent accountants (Item II hereof) and approval of a shareholder-proposed resolution (Item III hereof) will be approved if the votes cast in favor of each such action exceed the votes cast opposing the action. Abstentions and broker non-votes will not be included in the total number of votes cast and therefore will have no effect on the outcome of the vote.

                            I. ELECTION OF DIRECTORS

     Under the terms of the Company's Articles of Incorporation, so long as at least four million shares of the Class C Preferred Stock are outstanding, the Company's Board of Directors shall consist of fifteen members, except that such number is subject to automatic adjustment under those circumstances and during those time periods that holders of any other class or series of the Company's preferred stock have rights to elect members of the Board of Directors. Other than the Class C Preferred Stock, there are no classes or series of preferred stock outstanding which provide a present right to the holders thereof to elect directors. Holders of the Class A Common Stock and holders of the Class B Common Stock (such two classes hereinafter referred to collectively as the "Common Stock") are entitled to vote together as a single group for the election of eight of the fifteen directors (the "Common Stock Directors"), and holders of the Class C Preferred Stock are entitled to vote as a separate class for the election of the remaining seven directors (the "Class C Directors").

NOMINATION AND VOTING ARRANGEMENTS

     Certain agreements which were entered into in connection with the Company's issuance and sale in June 1987 of units of its securities comprised of shares of the Class B Cumulative Preferred Stock and the Class C Preferred Stock (the "Units Offering") contain provisions with respect to the selection of and voting for nominees for election as directors of the Company. Pursuant to the terms of a Shareholders' Agreement dated as of June 3, 1987, as amended as of April 15, 1988 (the "Shareholders' Agreement"), among the investors in the Units Offering (the "Units Investors"), Mr. R. E. Turner and the Company, the Units Investors and Mr. Turner have agreed to vote their respective shares of Common Stock, if any, for the election of the Common Stock Directors nominated by the Board of Directors. The Shareholders' Agreement terminates as to any Units Investor upon that investor's sale of all of its shares of the Class C Preferred Stock, and terminates as to all parties upon the first to occur of (i) the date on which one or more of the Units Investors purchases Mr. Turner's interest in the Company, (ii) the date on which less than four million shares of Class C Preferred Stock remain outstanding (the "Termination Date"), and (iii) with respect to the voting provisions, the twentieth anniversary of the date of the Shareholders' Agreement (unless extended by the parties).

     The following Units Investors (or their successors in interest), who in the aggregate held approximately 92% of the outstanding shares of Class C Preferred Stock at February 1, 1996, are also parties to a Voting Agreement dated as of June 3, 1987 (the "Voting Agreement"): TCI Turner Preferred, Inc. (a subsidiary of Tele-Communications, Inc., which is hereinafter referred to as "TCI"), Time TBS Holdings, Inc. (a subsidiary of Time Warner Inc., which, together with its predecessor, is hereinafter referred to as "TWI"), United Artists Communications, Inc., United Cable Television Corporation (hereinafter referred to collectively as the "TWI/TCI Group"), Warner Cable Communications, Inc. ("Warner Cable") and Continental Cablevision, Inc. ("Continental"). Under the terms of the Voting Agreement, which terminates upon the earlier of the Termination Date and the twentieth anniversary of the date of the agreement, the TWI/TCI Group is entitled to nominate in the aggregate five of the seven Class C Directors, and Warner Cable and Continental are each entitled to nominate one Class C Director. Subsequent to the date of the Voting Agreement, Warner Cable has become an affiliate of TWI and both United Artists Communications, Inc. and United Cable Television Corporation have become direct wholly-owned subsidiaries of United Artists Entertainment Company ("UAE"), which is an affiliate of TCI. Additionally, each of the parties to the Voting Agreement has agreed to vote all of the Class C Preferred Stock owned by it for the election of the Class C Directors so nominated (and, if so requested by the nominating party, to vote for, or cause its nominees who serve as Class C Directors to vote for, the removal of any Class C Director nominated by such requesting party).

     TWI, Time TBS Holdings, Inc., TCI, TCI Turner Preferred, Inc., United Artists Communications, Inc. and United Cable Television Corporation are also parties to an agreement dated as of June 3, 1987 (the "TWI/TCI Agreement"), which, among other things, provides that of the five Class C Directors nominated by the TWI/TCI Group, two are to be nominated by TWI and its controlled affiliates (the "TWI Group") and three by TCI, United Artists Communications, Inc. and United Cable Television Corporation and their respective controlled affiliates (the "TCI Group") until parity is reached as between these groups in the ownership of the Class C Preferred Stock, at which time these groups shall each nominate the same number of Class C Directors. The TWI/TCI Agreement terminates in its entirety upon the earliest of (i) such date as either the TWI Group or the TCI Group no longer owns any voting securities of the Company, (ii) the twentieth anniversary of the date of the agreement, (iii) the date Mr. Turner sells his interest in the Company to a third party and (iv) the Termination Date.

NOMINEES FOR COMMON STOCK DIRECTORSHIPS

     The Common Stock Directors of the Board of Directors have nominated the eight individuals named below for election as Common Stock Directors of the Company. It is the present intention of the persons named in the accompanying form of proxy to vote such proxy (unless authority to so vote is withheld) for the election of the eight nominees named below as Common Stock Directors of the Company, each to serve until the next annual meeting of shareholders and until his or her respective successor shall be duly elected and shall qualify. As previously noted under the caption "Nomination and Voting Arrangements", R. E. Turner and those Units Investors who hold Common Stock have agreed to vote their shares of Common Stock for the election of such nominees, thereby assuring the election of such nominees.

     The Board of Directors expects that each of the nominees will be available to stand for election and serve as director. However, in the event a vacancy among the original nominees occurs prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees named by the Common Stock Directors and for the remaining nominees.

     The following is a brief description of the business experience of each of the nominees for Common Stock directorships during the past five years:

          R. E. Turner, age 57, has been Chairman of the Board, President and controlling shareholder of the Company since 1970.

          Henry L. (Hank) Aaron, age 62, has served as Senior Vice President and Assistant to the President of Atlanta National League Baseball Club, Inc. since 1989. Mr. Aaron has also served as Vice President -- Business Development of the CNN Airport Network since August 1992. Mr. Aaron has been Vice President -- Community Relations and a director of the Company since 1980. He was previously a professional baseball player.

          W. Thomas Johnson, age 54, was appointed as a Common Stock Director in September 1990. He joined the Company in 1990 as Vice President -- News and as President of Cable News Network, Inc. Previously, Mr. Johnson was Chairman of the Los Angeles Times from 1989 and Vice Chairman of the Times Mirror Company from 1987 until joining the Company. From 1980 until 1989, he served as Publisher and Chief Executive Officer of the Los Angeles Times.

          Rubye M. Lucas, age 60, has been a director of the Company since 1981. She is President of the William D. Lucas Fund, Inc., established in 1979 to honor her late husband Bill Lucas, a former general manager of the Atlanta Braves, by providing college scholarships to high school seniors who plan to play baseball, and assists in fund raising for the National Association for the Advancement of Colored People and the United Negro College Fund. In addition, she is employed by the Company to serve as Director of the Atlanta Project for the Company. Previously, she was employed as a teacher by the Atlanta Board of Education from 1965 to 1990.

          Terence F. McGuirk, age 44, has served as Executive Vice President of the Company since 1990 and as a director since 1987. Previously, he was a Vice President of the Company from 1979 to 1990. Mr. McGuirk joined the Company in 1972 as an account executive.

          Brian L. Roberts, age 36, has been a Common Stock Director of the Company since January 1989. Mr. Roberts has served as President of Comcast Corporation ("Comcast") since February 1990 and as a director of Comcast since June 1988. Mr. Roberts also serves as a director of Storer Communications, Inc.

          Scott M. Sassa, age 37, has been a Common Stock Director of the Company since September 1992. Mr. Sassa has served as Vice
     President -- Entertainment Networks of the Company since 1990 and in 1994, his title was changed to Vice President -- Turner Entertainment Group. Mr. Sassa also serves as President of Turner Entertainment Group, Inc., having previously served as Executive Vice President of Turner Network Television, Inc. from 1988 until 1990.

          Robert Shaye, age 56, has been a Common Stock Director of the Company since April 1994. Mr. Shaye serves as Chairman and Chief Executive Officer of New Line Cinema Corporation ("New Line"), a wholly-owned subsidiary of the Company since January 28, 1994. Mr. Shaye has served as President or Chairman and Chief Executive Officer of New Line since its inception in 1967.

NOMINEES FOR CLASS C DIRECTORSHIPS

     The Class C Directors of the Board of Directors of the Company have nominated the seven individuals named below for election as Class C Directors of the Company. See "Nomination and Voting Arrangements" with respect to the selection of these nominees and agreements among certain holders of the Class C Preferred Stock with respect to the election thereof. It is the present intention of the persons named in the accompanying form of proxy to vote such proxy (unless authority to so vote is withheld) for the election of the seven nominees named below as Class C Directors of the Company, each to serve until the next annual meeting of shareholders and until his respective successor shall be duly elected and shall qualify.

     The Board of Directors expects that each of the nominees will be available to stand for election and to serve as director. However, in the event a vacancy among the original nominees occurs prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees named by the Class C Directors and for the remaining nominees.

     Of the nominees for Class C directorships, Messrs. Malone and Neher have served as Class C Directors since June 3, 1987. The following is a brief description of the business experience of each of the nominees for Class C directorships during the past five years:

          Peter R. Barton, age 45, has served as a Class C Director since April 1994. Mr. Barton has served as President of Liberty Media Corporation since 1990 and Executive Vice President of TCI since January 1994. Prior to that time, he served as Senior Vice President of TCI from 1988 until March 1991. Mr. Barton also serves as a director of Home Shopping Network, Inc. and BET Holdings, Inc.

          Jeffrey L. Bewkes, age 43, has served as a Class C Director since February 1996. Mr. Bewkes has served as Chairman, President and Chief Executive Officer of Home Box Office ("HBO"), a division of Time Warner Entertainment Company, L.P. ("TWE"), since November 1995. TWE is a limited partnership in which TWI holds a 74.49% equity interest. Prior to that time, Mr. Bewkes served as President and Chief Operating Officer of HBO from 1991 and as Executive Vice President and Chief Executive Officer of HBO from 1986 to 1991.

          Joseph J. Collins, age 51, has served as a Class C Director since June 1988. Mr. Collins has served as Chairman and Chief Executive Officer of Time Warner Cable, now a division of TWE, since June 1992. Mr. Collins previously served as Chairman of the Board and Chief Executive Officer of American Television and Communications Corporation, a TWI subsidiary which was a predecessor of Time Warner Cable, from June 1988 until September 1992.

          Gerald M. Levin, age 56, has served as a Class C Director since February 1992. Mr. Levin has served as Chairman and Chief Executive Officer of TWI since January 1993, having served as President and Co-Chief Executive Officer of TWI from February 1992 until assuming his present positions. He had previously served as the Vice Chairman of the Board of TWI since July 1988 and as Chief Operating Officer of TWI since May 1991. Mr. Levin is a director of TWI, the Chairman and Chief Executive Officer of TWE and a member of the Board of Representatives of TWE.

          John C. Malone, age 55, has served as President and Chief Executive Officer and as a director of TCI since 1973. Mr. Malone also serves as a director of The Bank of New York Company, Inc., BET Holdings, Inc. and Home Shopping Network, Inc.

          Timothy P. Neher, age 48, has served as Vice Chairman of the Board of Continental since January 1991 and as a director of Continental since 1982. Previously, he had served as President and Chief Operating Officer of Continental from 1985 through 1990.

          Fred A. Vierra, age 64, has served as a Class C Director since January 1992. Mr. Vierra has served as Executive Vice President of TCI since December 1991, and since 1994 has also served as Chairman and Chief Executive Officer of Tele-Communications International, Inc. Prior to that time, he served as the President and Chief Operating Officer of United Artists Entertainment from May 1989 through December 1991. Mr. Vierra also serves as a director of Boettcher Venture Capital, L.P.

     The individuals above were nominated in accordance with the provisions set forth in the Voting Agreement and the TWI/TCI Agreement previously discussed under the caption "Nomination and Voting Arrangements," as follows: TCI Group nominees -- Peter R. Barton, John C. Malone and Fred A. Vierra; TWI Group nominees -- Joseph J. Collins and Jeffrey L. Bewkes; Warner Cable nominee -- Gerald M. Levin; and Continental nominee -- Timothy P. Neher.

                             ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT

     The following table contains certain information as of February 1, 1996 concerning shares of the Company's Class A Common Stock and Class B Common Stock owned by (i) all the directors and nominees, (ii) the named executive officers listed in the Summary Compensation Table, and (iii) all directors, nominees and executive officers of the Company as a group. Under the rules of the Securities and Exchange Commission (the "SEC"), generally a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. Thus, more than one person may be deemed a beneficial owner of the same security. Because holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class C Preferred Stock generally vote together as a single group on matters other than the election of directors, with each share of Class A Common Stock having two votes, each share of Class B Common Stock having one-fifth vote and each share of Class C Preferred Stock having one and one-fifth votes, the percentages of such combined voting power held by the persons listed in the table below are reflected in a separate column. Except as otherwise noted, the persons referred to below had sole voting and investment power with respect to the shares set forth as beneficially owned by them.

                                                                                               % OF
                                                                     SHARES                  COMBINED
                                                     TITLE OF     BENEFICIALLY      % OF      VOTING
             NAME OF BENEFICIAL OWNER               SECURITIES       OWNED          CLASS     POWER
- --------------------------------------------------  ----------    ------------      -----    --------
R. E. Turner......................................    Class A       57,730,053(1)    84.5      64.3
                                                      Class B       27,994,369(1)    20.0       3.1
Henry L. Aaron....................................    Class B            1,000(2)     *        *
Peter R. Barton...................................    Class A              600(3)     *        *
                                                      Class B              300(3)     *        *
Jeffrey L. Bewkes.................................     NA              NA            NA        NA
Joseph J. Collins.................................     NA              NA            NA        NA
W. Thomas Johnson.................................    Class B          325,466(4)     *        *
Gerald M. Levin...................................     NA              NA            NA        NA
Rubye M. Lucas....................................    Class A              400        *        *
                                                      Class B            1,053(5)     *        *
John C. Malone....................................     NA              NA            NA        NA
Terence F. McGuirk................................    Class B          522,018(6)     *        *

                                                                                               % OF
                                                                     SHARES                  COMBINED
                                                     TITLE OF     BENEFICIALLY      % OF      VOTING
             NAME OF BENEFICIAL OWNER               SECURITIES       OWNED          CLASS     POWER
- --------------------------------------------------  ----------    ------------      -----    --------
Timothy P. Neher..................................    Class A            5,000(7)     *        *
                                                      Class B           15,000(7)     *        *
Brian L. Roberts..................................     NA              NA            NA        NA
Scott M. Sassa....................................    Class B          328,395(8)     *        *
Robert Shaye......................................    Class B        5,120,211(9)    3.6       *
Fred A. Vierra....................................    Class A              950        *        *
All directors and executive officers as a group
  (25 persons)....................................    Class A       57,737,225       84.5      64.3
                                                      Class B       34,719,393(10)   24.2       3.9

- ---------------

   * Indicates beneficial ownership of less than 1.0%.
 (1) Includes (a) 559,962 shares of Class A Common Stock and 559,962 shares of Class B Common Stock owned by Turner Outdoor, Inc., a corporation which is wholly-owned by Mr. Turner, (b) 3,000,000 shares of Class B Common Stock as to which Mr. Turner has voting control but not dispository control, (c) 2,180,894 shares of Class B Common Stock held by a charitable remainder unitrust, as to which shares Mr. Turner shares voting and dispositive control, (d) 500,000 shares of Class B Common Stock owned by Mr. Turner's wife and (e) 5,000,000 shares of Class B Common Stock held by the Turner Foundation, Inc. Mr. Turner disclaims beneficial ownership of those shares which are held by his spouse and the Turner Foundation, Inc.
 (2) Represents 1,000 shares which are subject to purchase upon exercise of options.
 (3) All of such shares are held in trust for the benefit of Mr. Barton's children.
 (4) Includes 311,666 shares which are subject to purchase upon exercise of options.
 (5) Includes 1,000 shares which are subject to purchase upon exercise of options.
 (6) Includes 466,666 shares which are subject to purchase upon exercise of options.
 (7) Includes 2,500 shares of Class A Common Stock and 2,500 shares of Class B Common Stock held in trust for the benefit of Mr. Neher's children.
 (8) Includes 311,666 shares which are subject to purchase upon exercise of options.
 (9) Includes (a) 107,348 shares held in trusts for Mr. Shaye's family which are subject to voting control by Mr. Shaye, (b) 214,696 shares held in trust by Mr. Shaye for his children, (c) 176,544 shares owned by Mr. Shaye's spouse,
     (d) 49,637 shares held by a private foundation, (e) 31,295 shares held by the 401(k) defined contribution plan of New Line in which Mr. Shaye has a vested interest and (f) 2,458,088 shares which are subject to purchase upon exercise of options. Mr. Shaye disclaims beneficial ownership of those shares which are held of record by his spouse, his children, by trusts for the benefit of family members and the private foundation.
(10) Includes an aggregate of 3,953,052 shares which are subject to purchase upon the exercise of options held by directors and executive officers of the Company.

     Except as discussed below under the caption "Security Ownership of Certain Beneficial Owners," the Company knows of no person other than Mr. Turner who, as of February 1, 1996, owns beneficially more than 5% of any class of the Company's outstanding Common Stock. Mr. Turner's address is One CNN Center, Atlanta, Georgia 30303.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table contains certain information as of February 1, 1996 concerning shares of the Company's Class C Preferred Stock and Class B Common Stock beneficially owned by each person (other than the person set forth in the preceding table under the caption "Security Ownership of Management") known to the Company to be the beneficial owner of more than 5% of the outstanding shares of either of these classes of securities, and reflects information presented in each such person's Schedule 13D or Schedule 13G and amendments (if any) thereto as filed with the SEC and provided to the Company. Because holders of the Class C Preferred Stock generally vote together with the holders of the Common Stock on matters other than election of directors, the percentages of the combined voting power represented by the persons listed in the table below are reflected in a separate column. Because the Class C Preferred Stock is convertible into Class B Common Stock at a present conversion rate of six shares of Class B Common Stock for each share of Class C Preferred Stock, the percentages of Class B Common Stock which would be held by the persons listed below if their presently outstanding shares of Class C Preferred Stock were presently converted are reflected in a separate column. Except as otherwise noted, the persons referred to below had sole voting and investment power with respect to the shares set forth as beneficially owned by them.

                                           CLASS C                 CLASS B             % OF
                                       PREFERRED STOCK           COMMON STOCK        CLASS B       % OF
                                     -------------------     --------------------     COMMON     COMBINED
                                     BENEFICIAL    % OF      BENEFICIAL     % OF       UPON       VOTING
    ADDRESS OF BENEFICIAL OWNER      OWNERSHIP     CLASS     OWNERSHIP      CLASS   CONVERSION    POWER
- -----------------------------------  ---------     -----     ----------     -----   ----------   --------
Tele-Communications, Inc.(1).......  6,087,080(2)  49.1 %    30,111,320(2)  21.6%      31.1%        7.7%(3)
  5619 DTC Parkway
  Englewood, Colorado 80111
Time Warner Inc.(1)................  4,890,457(4)  39.4 %    25,349,085(5)  18.2%      25.6%        6.4%(6)
  75 Rockefeller Center
  New York, New York 10022
The Capital Group Companies,                --       --      18,153,085(7)  12.9%        NA         2.0%
  Inc..............................
  333 South Hope Street
  Los Angeles, California 90071

- ---------------

(1) These entities are, directly or through subsidiaries, Units Investors and are parties to certain agreements entered into in connection with the Units Offering, including (a) the Shareholders' Agreement, which provides for certain voting and disposition arrangements with respect to the parties' respective equity interests in the Company, and (b) an Investors' Agreement, which provides for certain conversion and disposition arrangements with respect to the Class C Preferred Stock held by the Units Investors. By virtue of such agreements and certain other agreements hereinafter referenced in this footnote, such entities may be deemed, together with the other parties to such respective agreements, to constitute "groups" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) for purposes of determining beneficial ownership of the Class C Preferred Stock and the Class B Common Stock. Except as set forth in the table above and as otherwise acknowledged in these footnotes, each of the above entities disclaims beneficial ownership of the shares owned by any other persons in such "groups." These entities may also be deemed to constitute a group for purposes of Section 13(d)(3) by virtue of the TWI/TCI Agreement, which contains provisions relating to the acquisition, disposition and voting of the Company's securities. In addition, by virtue of the Voting Agreement, such companies might constitute a group for the purposes of Section 13(d)(3).
(2) Consists of shares (Class C Preferred Stock and Class B Common Stock, respectively) held by entities in which TCI claims beneficial ownership, including United Cable Turner Investment, Inc. (5,820,452 and none), Communication Capital Corporation (none and 29,237,671), TCI Turner Preferred, Inc. (119,099 and 47,100), TCI TKR of Southern Kentucky, Inc. (none and 372,711), and TKR Cable Company (147,529 and 453,838).
(3) The percentage of combined voting power includes 225,000 shares of Class A Common Stock held by TCI Turner Preferred, Inc.
(4) Consists of shares held by entities in which TWI claims beneficial ownership, including Time TBS Holdings, Inc. (4,221,619) and Warner Cable Communications Inc. (668,838).
(5) Consists of shares held by entities in which TWI claims beneficial ownership, including American Television and Communications Corporation (17,010,889), Time Warner Operations Inc. (4,881,687), Warner Cable Communications Inc. (1,991,310) and Warner Communications Inc. (1,465,199).
(6) The percentage of combined voting power includes 254,100 shares of Class A Common Stock held by Warner Communications Inc.
(7) Certain operating subsidiaries of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts which held, as of December 29, 1995, 17,194,360 shares of the Company's Class B Common Stock. The total number of shares set forth in the above table includes 958,725 shares of Class B Common Stock which would be received upon the conversion, at the current conversion rate, of $75,000,000 principal amount of the Company's zero coupon subordinated convertible notes due 2007 currently held by The Capital Group Companies, Inc.

BOARD MEETINGS

     The Board of Directors met on seven occasions during 1995 and took action by unanimous written consent in lieu of meeting on two occasions. Each of the directors, with the exception of Brian L. Roberts, Joseph J. Collins, Gerald M. Levin and Fred A. Vierra, attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served, in each case during the periods that he or she served.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company is paid an annual retainer fee of $5,000. All directors receive a fee of $500 for each meeting of the Board of Directors attended and a fee of $300 for each committee meeting attended.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Executive Committee may exercise the full powers of the Board of Directors during the intervals between meetings of the Board, except as otherwise provided by law, the Company's By-Laws, or resolution of the full Board of Directors. The Executive Committee did not meet during 1995. The present members of this committee are Messrs. R. E. Turner, Gerald M. Levin and John C. Malone.

     The Audit Committee is responsible for overseeing the financial reporting process, including the Company's internal controls. Additionally, the committee is responsible for recommending the independent accountants for appointment by the Board, subject to ratification by the shareholders, and for reviewing the scope and results of the Company's audits with the Company's internal auditors and independent accountants. The present members of the Audit Committee are Messrs. Peter R. Barton, Joseph J. Collins and Brian L. Roberts. This committee met one time in 1995.

     The Stock Option and Compensation Committee, which met once and took action by unanimous written consent in lieu of meeting one time in 1995, is responsible for reviewing matters relative to and making recommendations to the Board concerning compensation of the Company's officers, directors and employees. The present members of the Stock Option and Compensation Committee are Messrs. Timothy P. Neher, Brian L. Roberts and Fred A. Vierra.

     The Planning Committee, which took action by unanimous written consent in lieu of meeting eight times during 1995, is responsible for studying and making recommendations to the Board with respect to the Company's development and future business objectives. The present members of the Planning Committee are Messrs. R. E. Turner, W. Thomas Johnson, Terence F. McGuirk, Scott M. Sassa, Fred A. Vierra and Robert Shaye and Mrs. Rubye M. Lucas.

     The Finance Committee, which took action by unanimous written consent in lieu of meeting four times during 1995, is responsible for examining the Company's financial position and policies and making reports and recommendations to the Board with respect thereto. The present members of the Finance Committee are Messrs. Joseph J. Collins, John C. Malone, Terence F. McGuirk and Timothy P. Neher.

                             EXECUTIVE COMPENSATION

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's compensation policies applicable to its executive officers, and specifically Mr. R. E. Turner, the Company's Chairman, President and Chief Executive Officer, are administered by the Stock Option and Compensation Committee (the "Committee") of the Company's Board of Directors, the current members of which are non-employee directors of the Company. The compensation policies adopted by the Committee are designed to enhance the overall strength and financial performance of the Company, both by aligning the financial interests of the Company's executive officers with those of its shareholders and by retaining and rewarding talented executives who are critical to the long-term success of the Company's complex and globally competitive businesses. A significant portion of executive compensation is directly related to the financial results of the Company, although individual contributions and accomplishments are also considered in the determination of compensation.

     The Company's executive compensation program as administered by the Committee consists primarily of (i) annual cash compensation, the components of which are base salary and an annual variable cash incentive ("bonus") which is currently paid pursuant to the Turner Incentive Plan (the "TIP"), and (ii) long-term incentive compensation consisting of stock options and a long-term incentive opportunity payable in cash at the end of a three-year period currently administered under the Company's Long-Term Incentive Plan (the "LTIP").

     The Committee reviews the level of total compensation for the Company's executives annually as well as when circumstances require a more frequent review, such as when an executive's duties and responsibilities substantially change. The Committee in general has attempted to set annual compensation for the Company's executives at substantially the median level for similarly situated executives in the entertainment industry; however, the Committee has deemed it necessary in certain cases and with respect to the named executive officers (other than Mr. Turner and Mr. Shaye) to pay higher compensation to retain executives who can contribute greatly to the Company's long-term plans. On the basis of an annual survey conducted by the Company's outside executive compensation consultants, the Committee has compared the Company's executives' base salaries, short-term and long-term incentive compensation and stock option grants with the compensation awarded to executives of fourteen companies in the media and entertainment business. In order to review a broad range of compensation packages for executives in the entertainment business, the Committee elected to review companies in addition to those included in the comparative performance graphs appearing after this report. Certain of those additional companies are either divisions of larger entities or internationally-based companies and could not be included in the Company's peer group for purposes of the performance graphs.

  Base Salaries

     In 1993, the Committee determined it to be in the best interest of the Company to secure the employment of certain of its key executive officers (including the named executive officers other than Mr. Turner) through the execution of employment agreements with such officers. By the beginning of 1994, the Company had entered into four-year employment contracts with Messrs. McGuirk, Sassa and Johnson which, in the case of each of Messrs. McGuirk and Johnson, were extended an additional year in June of 1995. The base compensation paid to Messrs. McGuirk, Sassa and Johnson under their employment agreements in 1995 was in approximately the upper third of the pay range for similarly situated executives in the entertainment industry and such base compensation will be increased by approximately five percent each year during the employment term for each executive. The base salary of Mr. Shaye was negotiated in connection with a new five-year employment contract (which was extended to a six-year contract in July 1995) which he signed with New Line Cinema Corporation ("New Line") upon the Company's acquisition of New Line in January 1994. The base salary paid to Mr. Shaye in 1995 is competitive with similarly situated executives in the film production and distribution business. Mr. Shaye's employment agreement provides for a five percent increase in base compensation each year during the term. While the Company intends to continue its practice of establishing annual cash compensation for its executives at substantially the median level for similarly-situated executives in the entertainment industry, the Committee will maintain the flexibility to pay higher compensation to retain executives who are important to the Company's long-term success.

  Annual Incentive Compensation

     The second major component of executive compensation is annual incentive compensation which is paid under the TIP. Under this plan, the Company's executive officers and other key employees have the opportunity to earn performance bonuses. The Committee establishes target bonuses each year which are expressed as a percentage of the base salary of the respective employee. The amount of the performance bonus that was paid under the TIP in 1995 to the named executive officers other than Mr. Shaye was based upon the Company's actual operating income results as compared to the budgeted level for the year. The Committee elected to use operating income (which is defined as income before amortization of purchased programming, depreciation and amortization of goodwill and other intangibles, non-cash amortization of certain acquisition purchase adjustments, TWI merger costs, costs of accounts receivable securitization program and interest expense, interest income and income taxes) as the relevant annual target because it is a measure which can be affected by the performance of the executive officers of the Company. For most of the executive officers of the Company, other than the named executive officers, the bonus opportunity under the TIP is also based, in part, on the achievement of certain annual goals by the operating unit managed by each such executive officer. Despite the significant revenue and operating income increases for the Company in 1995, the performance bonuses paid to all executive officers under the TIP for 1995 were only a fraction above the targeted bonus amounts as the Company's actual operating income for the year was approximately equivalent to the aggressive budgeted goal established by the Committee.

     In 1995, Mr. Shaye's annual performance bonus was based in part on the operating income results of the Company for the year and in part on the operating income results of New Line, as provided in his employment contract. The bonus payment to Mr. Shaye in 1995 approximated the maximum bonus which he could have earned; New Line exceeded its budgeted operating income goal for 1995 and the Company's actual operating income for 1995 equaled the budgeted goal established by the Committee.

     As an executive officer's level of responsibility increases, a greater portion of his or her total annual compensation is based upon incentive compensation under the TIP (or a similar arrangement pursuant to an employment agreement) and less is derived from base salary. The bonus opportunity for the executive officers other than Mr. Turner and Mr. Shaye can range from 20 to 80 percent of their base salaries, with a majority of the target bonuses in the 30 percent range. Under his employment agreement, Mr. Shaye's bonus opportunity can range from 25 to 125 percent of his base salary, depending upon the financial performance of New Line and the Company. Mr. Turner's annual bonus is discussed below.

  Long-Term Incentive Compensation

     The Company's long-term incentive compensation for its executives currently consists of (i) a cash opportunity payable for succeeding three-year cycles and
(ii) annual grants of stock options or other equity-based awards. In fixing these long-term incentive opportunities, the Committee has worked with its outside executive compensation consultant and reviewed the published long-term incentive compensation survey conducted by that consultant for approximately 375 participating companies across a broad spectrum of industries. Due to the small number of companies in the entertainment industry and the possibility of one company having undue influence on the comparative results, the Committee reviewed the long-term incentive compensation awards of companies in a wide variety of industries. This also allowed the Committee to analyze a broad range of approaches to long-term incentive compensation.

     The current LTIP cash opportunity is based upon the Company's operating performance during the years 1995 through 1997. The cash award, which was established to comprise approximately 25% of the long-term incentive opportunity for each executive officer, including Mr. Turner but excluding Mr. Shaye, will be payable upon completion of the Company's 1997 financial results. The projected cash award is payable only to the extent that the Company meets or exceeds benchmark goals set by the Committee for compounded growth in operating income and in revenue over the three-year cycle, with 75% of such cash compensation based upon the achievement of benchmark operating income levels, and the remaining 25% based upon the achievement of targeted revenue levels. The benchmark goals were determined by the Committee on the basis of the Company's three-year strategic plan for the years 1995 through 1997. In 1995, the Company achieved that year's operating income and revenue targets established for purposes of long-term incentive compensation.

     The Committee believes that through the use of stock options or other equity-based awards, executives' interests are directly tied to enhancing shareholder value. Stock options are generally granted at the fair market value of the underlying stock as of the date of grant and, with only certain exceptions, become exercisable over a four-year vesting schedule and have a term of ten years. The stock options provide value to the recipients only when the price of the Company's stock increases above the option grant price. In January 1995, the Committee granted stock options to executive officers as well as to other executives and key employees of the Company. In June 1995, the Company made a special grant of stock options to Messrs. McGuirk, Johnson and Shaye, as well as certain other executive officers of the Company, in connection with the execution by each such executive officer of a one-year extension of such executive's employment agreement. With respect to the Company's executives, the Committee, with the assistance of its outside consultant, used the Black-Scholes option pricing method to calculate the aggregate value of each option grant in order to place the Company's executives close to median levels of long-term incentive compensation in effect at the 375 surveyed companies. The Committee's objective in granting stock options is to provide recipients with a competitive award opportunity based on the aggregate exercise price of the shares subject to the stock option. The Committee did not consider the number of stock options currently held by an executive or employee in determining individual stock option awards in 1995. The Committee approved an option grant schedule for 1995 awards based on the estimated requirements for competitive long-term compensation opportunities and an employee's base salary. The schedule was used as a guide in determining a "typical" award for each eligible employee (including the named executive officers). Each award may vary based upon experience, achievements and anticipated future contributions to the Company of each individual.

  Chairman and Chief Executive Officer Compensation

     Mr. Turner's compensation consists of three components: base salary, an annual bonus under the TIP and the opportunity for cash payments under the LTIP. The Committee has set Mr. Turner's base salary at slightly below the median level for industry chief executive officers. This is primarily due to Mr. Turner's status, unusual in the industry, as the Company's largest shareholder (thus entitling him, among other things, to certain dividend income) and is consistent with his long-standing desire to leave value in the Company. In 1995, Mr. Turner's base salary was increased by approximately 5.3 percent over his base compensation in 1994. Mr. Turner's target bonus opportunity in 1995 was approximately 67 percent of his base salary. As a result, Mr. Turner had a compensation package in 1995 in which a significant portion of his annual compensation was "at risk" because it was based upon the financial results of the Company. As discussed above, payments under the TIP to the Company's executive officers were slightly over the targeted level for 1995.

     The Committee excluded Mr. Turner from the Company's stock option grant program because of his position as the controlling shareholder of the Company. Mr. Turner is a participant in the LTIP for the 1995 through 1997 cycle for purposes of the cash opportunity thereunder. As described above, the Company achieved the operating income and revenue targets for 1995 for purposes of long-term incentive compensation.

  Corporate Tax Deduction for Executive Compensation

     During 1993, Section 162(m) of the Internal Revenue Code was enacted to limit to $1 million per year the corporate deduction for compensation paid to each of a corporation's chief executive officer and the four other most highly compensated executive officers, unless certain requirements are met. To the extent compensation is "performance-based" as defined by the Internal Revenue Code, it is excluded from the calculation of the amount of deductible compensation.

     In an effort to preserve the deductibility of compensation paid to the Company's executive officers, the Company's executive compensation plans and performance criteria used for payments thereunder were approved by the Company's shareholders in 1994. In the future, the Committee will try to structure compensation plans to ensure deductibility while still preserving the Company's ability to attract and retain qualified executives and the Committee's discretion in balancing the effectiveness of the Company's compensation plans against the broader issue of achieving its strategic plans, as well as the materiality of any lost deduction.

  Summary

     Each Committee member is personally familiar with compensation levels in the entertainment and communications fields, and based on this familiarity, bolstered by the various survey results provided by the Company's outside executive compensation consultants, the Committee is satisfied that the annual cash compensation levels for 1995, as well as the awards under the Company's long-term incentive plan and stock option grants, were appropriate and consistent with the Company's compensation policies.

     This report has been provided by the Stock Option and Compensation Committee of the Company's Board of Directors, the members of which are as follows:

          Timothy P. Neher                     Brian L. Roberts
          Fred A. Vierra

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company serving as of December 31, 1995 (these individuals, collectively the "named executive officers"), for the fiscal years ended December 31, 1995, 1994 and 1993.

                                                                                   LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION               -----------------------------------------
                             ------------------------------------------   RESTRICTED    SECURITIES                    ALL OTHER
       NAME AND                                         OTHER ANNUAL        STOCK       UNDERLYING        LTIP       COMPENSATION
  PRINCIPAL POSITION   YEAR  SALARY ($)  BONUS ($)     COMPENSATION($)    AWARDS($)     OPTIONS (#)  PAYOUTS($)(1)      ($)(2)
- ---------------------- ----  ----------  ----------   -----------------   ----------    -----------  --------------  ------------
R. E. Turner.......... 1995   1,013,173     680,603             --                --             0            --         204,536
  Chairman of the      1994     945,000     596,030             --                --             0       810,219         105,400
  Board, President and 1993     925,096     471,685             --                --             0            --         141,621
  Chief Executive
  Officer
Terence F. McGuirk.... 1995     913,173     680,603             --                --       233,000            --         212,609
  Executive Vice       1994     856,298     596,030             --                --        40,000       699,735          97,867
  President            1993     770,913   1,388,230(3)          --                --       500,000            --         111,555
Scott M. Sassa........ 1995     860,481     680,603             --                --        45,000            --         185,613
  Vice President --    1994     805,000     596,030             --                --        35,000       338,819          86,369
  Turner Entertainment 1993     513,942   1,000,445(4)          --                --       500,000            --          71,467
  Group
W. Thomas Johnson..... 1995     749,807     365,324             --                --       150,000            --         165,538
  Vice President --    1994     704,495     323,427             --                --        30,000       456,669          79,269
  News                 1993     456,431     813,115(5)          --                --       300,000            --          63,057
Robert Shaye(6)....... 1995   1,575,000   1,971,125        115,874(7)             --       686,000            --         243,295
  Chairman and Chief   1994   1,384,615   1,512,482        106,027(8)      1,000,000(9)  2,100,000            --         201,284
  Executive Officer,
  New Line Cinema
  Corporation

- ---------------

(1) The amounts shown in this column represent payouts under the Long-Term Incentive Plan for the period January 1, 1992 through December 31, 1994. Compounded growth in the Company's operating income determined 75% of the cash award and the remaining 25% was based upon targeted revenue levels. The benchmark goals were determined by the Stock Option and Compensation Committee on the basis of the Company's three-year strategic plan for 1992 through 1994. For the three-year cycle, the Company exceeded the established benchmark goals. Actual cash payments for the three-year period ended December 31, 1994 were made in the first quarter of 1995, after 1994 financial results were available.
(2) The amounts shown in this column for 1995 represent Company contributions in 1995 to the Retirement Savings Plan, the Supplemental Benefit Plan (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the Retirement Savings Plan), the Supplemental Executive Retirement Plan (defined contribution plan for a select group of management and highly compensated individuals), and the Life Insurance Program, respectively, as follows: Mr. Turner -- $9,481, $111,000, $80,408 and $1,062; Mr. McGuirk -- $9,481, $111,000, $80,408 and $4,425;

     Mr. Sassa -- $9,481, $98,720, $72,221 and $3,151; Mr. Johnson -- $9,481,
     $82,256, $61,246 and $6,306; and Mr. Shaye -- $9,481, $111,000, $80,720 and
     $42,094. In addition, the amounts shown in this column for Messrs. Turner, McGuirk, Sassa and Johnson include amounts of $2,585, $7,295, $2,040 and $6,249, respectively, paid by the Company on behalf of such executive officers with respect to Medicare tax withholding obligations.
(3) This bonus amount includes 22,000 shares of Class B Common Stock valued at $27.125 per share granted in connection with Mr. McGuirk's execution of an employment agreement with the Company and a special cash bonus to defray the tax liability associated with such stock grant. See "Executive Compensation -- Employment Agreements".
(4) This bonus amount includes 16,700 shares of Class B Common Stock valued at $27.125 per share granted in connection with Mr. Sassa's execution of an employment agreement with the Company and a special cash bonus to defray the tax liability associated with such stock grant. See "Executive Compensation -- Employment Agreements".
(5) This bonus amount includes 13,800 shares of Class B Common Stock valued at $27.125 per share granted in connection with Mr. Johnson's execution of an employment agreement with the Company and a special cash bonus to defray the tax liability associated with such stock grant. See "Executive Compensation -- Employment Agreements".
(6) In accordance with the rules of the Securities Exchange Act of 1934, as amended, no compensation information is provided with respect to Mr. Shaye for the year 1993 which was prior to the acquisition of New Line by the Company. Compensation information with respect to Mr. Shaye for 1994 does not include any compensation paid to Mr. Shaye by New Line in 1994 prior to the Company's acquisition of New Line on January 28, 1994.
(7) This amount includes an aggregate of $35,000 received by Mr. Shaye in respect of a per diem allowance for certain business travel and $37,388 of imputed interest on an interest-free loan made by New Line to Mr. Shaye. See "Executive Compensation -- Certain Relationships and Related Transactions -- Other Transactions".
(8) This amount includes an aggregate of $32,200 received by Mr. Shaye in respect of a per diem allowance for certain business travel and $33,536 of imputed interest on an interest-free loan made by New Line to Mr. Shaye. See "Executive Compensation -- Certain Relationships and Related Transactions -- Other Transactions".
(9) The Company granted Mr. Shaye 50,000 shares of Class B Common Stock on September 30, 1994 under the Company's 1993 Stock Option and Equity-Based Award Plan. Such shares were subject to forfeiture upon the termination of Mr. Shaye's employment with New Line under certain circumstances until the restrictions lapsed on December 31, 1995. Dividends on such shares are paid to Mr. Shaye. The value of the restricted stock award on December 29, 1995 was $1,300,000 on the basis of a closing price of the Company's Class B Common Stock of $26.00 per share.

STOCK OPTION GRANTS IN 1995

     The following table sets forth information concerning stock option grants during 1995 to the named executive officers.

                               INDIVIDUAL GRANTS

                            NUMBER OF
                            SECURITIES    % OF TOTAL    EXERCISE
                            UNDERLYING      OPTIONS       OR
                             OPTIONS      GRANTED TO     BASE     MARKET PRICE
                             GRANTED       EMPLOYEES    PRICE     ON GRANT DATE      EXPIRATION        GRANT DATE
           NAME              (#)(1)         IN 1995     ($/SH)      ($/SH)(2)           DATE      PRESENT VALUE ($)(3)
- --------------------------  ---------     -----------   ------   ---------------     ----------   --------------------
R. E. Turner..............         0            --         --             --                --
Terence F. McGuirk........    50,000          1.30      16.625        16.625            1/5/05            371,000(4)
                             183,000          4.74      16.875         20.00            6/9/05          1,656,150(5)
Scott M. Sassa............    45,000          1.17      16.625        16.625            1/5/05            333,900(4)
W. Thomas Johnson.........    40,000          1.04      16.625        16.625            1/5/05            296,800(4)
                             110,000          2.85      16.875         20.00            6/9/05            995,500(5)
Robert Shaye..............    50,000          1.30      16.625        16.625            1/5/05            371,000(4)
                             636,000         16.48      16.875         20.00            6/9/05          5,755,800(5)

- ---------------

(1) Grants vest annually, commencing on the second anniversary of the grant date, at a rate of 33 1/3% of the grant.
(2) The grants of options to Messrs. McGuirk, Johnson and Shaye with an exercise price of $16.875 per share of the Class B Common Stock were conditioned upon the approval by the Company's shareholders of an increase in the number of shares of the Class B Common Stock as to which stock options and other equity-based awards may be granted under the Company's 1993 Stock Option and Equity-Based Award Plan. The Company's shareholders approved such increase on June 9, 1995.
(3) This calculation is based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive officer may realize ultimately depends on the market value of the Class B Common Stock at a future date. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the assumptions described in footnotes 4 and 5 to the above table.
(4) The estimated value of the options granted to Messrs. McGuirk, Sassa, Johnson and Shaye on January 5, 1995 were based upon a grant date of January 5, 1995, using both the exercise price and the market value of the Class B Common Stock on the date of grant of $16.625. The following assumptions were used in such calculation: expected stock volatility of
     0.3374 based upon the weekly closing prices of the Class B Common Stock over the two-year period ending on the date of grant, a dividend yield of 0.42% based upon the annualized dividend divided by the stock price of the Class B Common Stock on the date of grant, a risk-free interest rate of 7.88% based upon the yield as of the date of grant on a U.S. Government Zero Coupon Bond with a maturity equal to the expected term of the option, and an expected time of exercise of seven years after the date of grant and a 3% per year forfeiture rate, both based upon the Company's experience.
(5) The estimated value of the options granted to Messrs. McGuirk, Johnson and Shaye on June 9, 1995 was based upon a grant date of June 9, 1995, using the exercise price of each option of $16.875 and the market value of the Class B Common Stock on June 9, 1995 of $20.00. The following assumptions were used in such calculation: expected stock volatility of 0.3093 based upon the weekly closing prices of the Class B Common Stock over the two-year period ending on the date of grant, a dividend yield of 0.35% based upon the annualized dividend divided by the stock price of the Class B Common Stock on the date of grant, a risk-free interest rate of 6.28% based upon the yield as of the date of grant on a U.S. Government Zero Coupon Bond with a maturity equal to the term of the option, and an expected time of exercise of seven years after the date of grant and a 3% per year forfeiture rate, based upon the Company's experience.

AGGREGATED STOCK OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

     The following table sets forth information concerning options exercised during 1995 by the named executive officers and the value of unexercised options held by them as of December 31, 1995.

                                                            NUMBER OF SECURITIES                 VALUE OF
                                                           UNDERLYING UNEXERCISED               UNEXERCISED
                             SHARES                          OPTIONS AT FISCAL                  OPTIONS AT
                            ACQUIRED                            YEAR-END (#)              FISCAL YEAR-END ($)(1)
                               ON           VALUE       ----------------------------    ---------------------------
          NAME            EXERCISE (#)   REALIZED ($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- ------------------------  ------------   ------------   -----------    -------------    -----------   -------------
R. E. Turner............        0              --                 0              0               --            --
Terence F. McGuirk......        0              --           466,666        536,334        2,367,829     2,565,296
Scott M. Sassa..........        0              --           186,666        463,334          565,329       772,296
W. Thomas Johnson.......        0              --           311,666        338,334        1,816,679     1,687,296
Robert Shaye............        0              --         2,258,088(2)   2,186,000       24,481,669     6,272,250

- ---------------

(1) These amounts represent the excess of the fair market value of the Class B Common Stock of $26.00 per share as of December 31, 1995 above the exercise price of the options.
(2) Includes 1,658,088 options granted to Mr. Shaye by New Line prior to the Company's acquisition of New Line. Pursuant to such acquisition, the New Line options were converted into options exercisable for shares of the Company's Class B Common Stock.

EMPLOYMENT AGREEMENTS

     By the beginning of 1994, the Company had entered into four-year employment agreements with Messrs. McGuirk, Sassa and Johnson which, in the case of each of Messrs. McGuirk and Johnson, were extended in June of 1995 to five-year agreements. Under Mr. McGuirk's employment agreement dated as of December 20, 1993, he serves as Executive Vice President of the Company for a minimum annual base salary of $855,000 and a minimum annual bonus of $645,000 under the Turner Incentive Plan (provided certain Company performance targets are met). Under Mr. Sassa's employment agreement dated as of January 1, 1994, he serves as Vice President-Turner Entertainment Group of the Company for a minimum annual base salary of $805,000 and a minimum annual bonus of $645,000 under the Turner Incentive Plan (provided certain Company performance targets are met). Under Mr. Johnson's employment agreement dated as of December 20, 1993, he serves as Vice President-News of the Company for a minimum annual base salary of $700,000 and a minimum annual bonus of $350,000 under the Turner Incentive Plan (provided certain Company performance targets are met). The employment agreements for Messrs. McGuirk, Sassa and Johnson provide for annual increases in base salary of approximately five percent. During their respective terms of employment with the Company, Messrs. McGuirk, Sassa and Johnson will be eligible to participate in the Company's LTIP, Retirement Savings Plan, Supplemental Benefit Plan, Supplemental Executive Retirement Plan and health benefit plans. Under each such employment agreement, the executive officer's employment with the Company may not be terminated except for "cause" (as defined therein). Upon a change of control of the Company (as defined in such employment agreements), each of Messrs. McGuirk, Sassa and Johnson will be entitled to terminate his employment with the Company and receive all earned and vested compensation (including annual bonus and payments under the Company's LTIP) as of the date of such termination. Under their respective employment agreements, Messrs. McGuirk, Sassa and Johnson have agreed not to compete with the Company for 12 months following the termination of their employment under certain circumstances.

     At the time of the Company's acquisition of New Line, Mr. Shaye entered into an employment agreement with New Line with a term which began on January 28, 1994 and expires on December 31, 1998. In July 1995, Mr. Shaye's employment agreement was extended by one year to December 31, 1999. Mr. Shaye's employment agreement provides for, among other things, a minimum annual base salary of $1.5 million, annual bonus compensation ranging from a minimum of 25% of base salary to a maximum bonus of 125% of base salary, determined on the basis of the achievement of certain performance goals by New Line and the Company, and a grant of 50,000 shares of Class B Common Stock and stock options for 2.1 million shares of Class B Common Stock (1.1 million of which vest on the basis of the achievement by New Line of certain performance goals). Mr. Shaye's employment agreement may be terminated by New Line for "cause"

(as defined therein) or terminated by Mr. Shaye for "good reason" (as defined therein). In the event New Line terminates Mr. Shaye's employment agreement without "cause" or Mr. Shaye terminates his employment agreement for "good reason", Mr. Shaye will be entitled to the base salary, bonus and stock options (each as if 100% of the performance goal had been met for each year subsequent to the termination) due under his employment agreement for the remainder of its term.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information with respect to certain relationships and related party transactions involving entities with which members of the Company's Stock Option and Compensation Committee are affiliated is set forth below under the caption "Compensation Committee Interlocks and Insider Participation," and comparable information with respect to entities with which other members of the Company's Board of Directors are affiliated is set forth below under the caption "Other Transactions."

  Compensation Committee Interlocks and Insider Participation

     The Stock Option and Compensation Committee is currently comprised of two Class C Directors and one Common Stock Director who are all identified in the next succeeding paragraph. The members of the Committee, as well as the five other Class C Directors, are affiliated with entities which were investors in the Company's 1987 Units Offering and which have ongoing business relationships with the Company, primarily as operators, directly or through affiliates, of cable television systems which receive and distribute to their subscribers programming provided by the Company's cable television operations. For purposes of the following discussion, Comcast, Continental, and the other entities previously reflected in the table set forth under the caption "Security Ownership of Certain Beneficial Owners" are collectively referred to as the "Affiliated Holders."

     The present members of the Stock Option and Compensation Committee have the following relationships with the Affiliated Holders: Timothy P. Neher is Vice Chairman of the Board of Directors of Continental; Brian L. Roberts is President of Comcast; and Fred A. Vierra is the Executive Vice President of TCI.

     The Company has entered into an Amended and Restated Agreement and Plan of Merger dated as of September 22, 1995 (the "Merger Agreement") among the Company, TWI, TW Inc., a Delaware corporation and currently a wholly-owned subsidiary of TWI ("New Time Warner"), Time Warner Acquisition Corp., a Delaware corporation ("Delaware Sub") and TW Acquisition Corp., a Georgia corporation ("Georgia Sub"), which provides for a transaction in which the Company and TWI will each become a wholly-owned subsidiary of a new holding company, New Time Warner. Pursuant to the Merger Agreement, (a) Georgia Sub will be merged into the Company (the "TBS Merger"), (b) each outstanding share of Class A Common Stock of the Company and each share of Class B Common Stock of the Company (other than shares held directly or indirectly by TWI or New Time Warner or in the treasury of the Company and other than shares with respect to which dissenters' rights are properly exercised) will be converted into 0.75 of a share of common stock, par value $.01 per share, of New Time Warner ("New Time Warner Common Stock"), (c) each share of Class C Preferred Stock of the Company (other than shares held directly or indirectly by TWI or New Time Warner or in the treasury of the Company and other than shares with respect to which dissenters' rights are properly exercised) will be converted into 4.80 shares of New Time Warner Common Stock, (d) Delaware Sub will be merged into TWI (the "TW Merger" and together with the TBS Merger, the "Mergers"), (e) each outstanding share of common stock, par value $1.00 per share, of TWI (other than shares held directly or indirectly by TWI) will be converted into one share of New Time Warner Common Stock, (f) each outstanding share of each series of preferred stock of TWI (other than shares held directly or indirectly by TWI and shares with respect to which appraisal rights are properly exercised) will be converted into one share of a substantially identical series of preferred stock of New Time Warner having the same designation as the shares of preferred stock of TWI so converted, (g) each of TWI and the Company will become a wholly owned subsidiary of New Time Warner and (h) New Time Warner will be renamed "Time Warner Inc."

     The Mergers are subject to a number of closing conditions, including regulatory approvals and the approval of the shareholders of the Company and the stockholders of TWI. Among the required regulatory approvals are (i) the approval of the Federal Communications Commission (the "FCC") and (ii) the expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Both the FCC and the Federal Trade Commission (the "FTC"), which has the responsibility for reviewing the parties' filings under the HSR Act, are reviewing the Mergers. There can be no assurance that all of the conditions to the consummation of the Mergers will be satisfied or that, as a condition to the grant of any approvals by government agencies, including the FCC and the FTC, changes will not be required to the terms of the Merger Agreement or the other agreements entered into by the Company, TWI and Liberty Media Corporation ("LMC"), a wholly-owned subsidiary of TCI, and its affiliates in connection with the Mergers. As a result of certain arrangements among R.E. Turner, the Company, TWI and LMC and its affiliates, holders of a sufficient number of shares of the Company's capital stock of each class have agreed to vote in favor of the TBS Merger to assure its approval by the Company's shareholders, regardless of the vote of any other shareholders of the Company. The LMC Agreement described below, however provides that the obligation of LMC and its affiliates to vote in favor of the Merger is subject to certain conditions, including there not having been amendments to the related agreements that would have certain effects on LMC.

     Pursuant to the Amended and Restated LMC Agreement (the "LMC Agreement"), dated as of September 22, 1995, among TWI, New Time Warner, LMC and certain of its affiliates, LMC and certain of its affiliates have agreed, subject to certain conditions, to vote all their shares of Company capital stock in favor of the approval of the TBS Merger and each of the other transactions contemplated by the Merger Agreement and in favor of the approval of the Merger Agreement. Pursuant to the LMC Agreement, TWI has agreed with LMC that, upon the happening of certain events, LMC will have the right to cause TWI to terminate the Merger Agreement and abandon the Mergers.

     Also in connection with the execution of the Merger Agreement, the Company has agreed, subject to the consummation of the Mergers, to extend the existing affiliation agreements pursuant to which TCI and its affiliates distribute programming produced by the Company and its subsidiaries.

     During 1995, the Company recorded subscription fees from the Affiliated Holders (directly or through affiliated entities) for their receipt of the Company's cable services (Cable News Network ("CNN"), Turner Network Television ("TNT"), Headline News, the Cartoon Network and Turner Classic Movies and certain international networks), before deductions for advertising allowances, as follows: TCI -- $165,273,000; TWI -- $96,184,000; Continental -- $34,383,000;
and Comcast -- $30,039,000. These amounts constituted approximately 44% of the Company's total subscription fees recorded during 1995. Advertising revenues received by the Company during 1995 were also indirectly dependent to a substantial degree on cable television systems operated by the Affiliated Holders or their affiliates since subscribers to those systems constitute approximately 52%, 52%, 52%, 55% and 50% of the current U.S. cable audience coverage for TBS Superstation, TNT, CNN, Headline News and the Cartoon Network, respectively.

     The TBS Superstation signal is retransmitted by a common carrier, Southern Satellite Systems, Inc. ("Southern"), which is controlled by an indirect wholly-owned subsidiary of LMC. Mr. Peter R. Barton is President of LMC. The Company does not have a contract with Southern and does not receive compensation for such transmission. This retransmission of the TBS Superstation signal by Southern could be discontinued by the carrier, subject to Southern's contracts with the local cable systems. In view of the substantial aggregate fees received by Southern from the local cable systems for the TBS Superstation signal, the Company considers voluntary discontinuance of such retransmission by Southern to be unlikely.

     Turner Sports Programming, Inc. ("TSPI"), a wholly-owned subsidiary of the Company, has a 44% interest in SportSouth Network, Ltd. ("SportSouth"), a limited partnership in which LMC Southeast Sports, Inc. ("LMC Sports"), a subsidiary of LMC, also has a 44% interest. SportSouth operates SportSouth Network, a regional sports network serving the Southeast United States, the revenues of which are principally derived from the sale of advertising time and the subscription sale of its service to cable operators. Concurrently with the execution of the Merger Agreement, the Company and LMC Sports entered into a Stock Purchase Agreement (the "SportSouth Agreement") pursuant to which the Company will sell to LMC

Sports all of the outstanding capital stock of TSPI. The purchase price for the stock of TSPI (currently estimated to be $60 million) will be determined in accordance with a formula set forth in the SportSouth Agreement. The transaction contemplated by the SportSouth Agreement is conditioned upon the consummation of the Mergers.

     All of the Affiliated Holders and LMC have interests in cable programming services which compete with the services offered by the Company for cable system viewers, for channel space on low channel capacity cable systems and, in several cases, for advertising funds. Among the significant competing services are HBO and Cinemax, which are operated by an affiliate of TWI, The Discovery Channel, in which TCI has an interest, and American Movie Classics and The Black Entertainment Network, in which LMC has interests.

     Pursuant to a lease agreement entered into in 1992 relating to a satellite transponder, the Company recorded revenue from LMC of $1,824,000 in 1995. LMC is committed to pay approximately $8,816,000 through 2000 under such lease.

     Pursuant to an agreement entered into between New Line and Encore Media Corporation ("Encore"), New Line has agreed to supply, on an exclusive basis, certain feature films of New Line, New Line's Fine Line division and Turner Pictures Worldwide, Inc. each year for exhibition on Starz!, a premium cable programming service, or other pay television services owned or operated by Encore, through December 31, 2005. LMC has a 90% interest in Encore. For the year ended December 31, 1995, New Line recorded revenue from Encore of $42,198,000 pursuant to such agreement. In addition to the New Line agreement, Encore has entered into certain other license agreements with the Company and certain of its other subsidiaries pursuant to which Encore has acquired broadcast rights to certain television and theatrical product owned by the Company. The Company recorded revenue under these agreements of approximately $1,820,000 in 1995.

     The Company and its subsidiaries have licensed the pay television or syndication broadcast rights to certain of the Company's programming to other pay television services owned or operated by the Affiliated Holders. In 1995, the Company recorded aggregate revenue from such licensing arrangements of approximately $18,653,000.

  Other Transactions

     In addition to the relationships of the members of the Stock Option and Compensation Committee with the Affiliated Holders, as previously described (see "Compensation Committee Interlocks and Insider Participation"), the remaining Class C Directors have the following relationships with the Affiliated Holders:
Gerald M. Levin is the Chairman and Chief Executive Officer of TWI; Joseph J. Collins is Chairman and Chief Executive Officer of Time Warner Cable; Jeffrey L. Bewkes is Chairman, President and Chief Executive Officer of HBO; John C. Malone is the President and Chief Executive Officer and a director of TCI; and Peter R. Barton is the President of LMC.

     Also, pursuant to an agreement entered into in October 1986, Lorimar Telepictures, a former subsidiary of TWI and now a division of TWE, has an eight-year commitment with the Company to purchase $4,500,000 per year in reciprocal advertising time on the Company's networks. In addition, TWI placed advertising on the Company's networks which was not pursuant to the agreement discussed above. In total, the Company recorded advertising revenues, excluding reciprocal advertising agreements, of approximately $5,306,000 in the year ended December 31, 1995 for advertising placed on the Company's services by the Affiliated Holders.

     In connection with the advertising and promotion of its cable services in 1995, the Company purchased advertising space in certain of the magazines that are published by TWI. The Company recorded expenses in connection with those purchases in 1995 of approximately $3,722,000.

     Pursuant to a 1986 agreement with the predecessor of Metro-Goldwyn-Mayer, Inc. ("MGM"), MGM became the designated distributor in the home video market of most MGM and pre-1950 Warner Bros. films in the Turner Entertainment Co. film library, both domestically and internationally, and certain RKO Pictures, Inc. films internationally. The distribution agreement (the "Home Video Agreement") provides for a fifteen-year term commencing June 6, 1986 with distribution fees payable based primarily on the suggested retail price of the films sold. In November 1990, MGM entered into an agreement with Warner Home Video ("WHV"), a former subsidiary of TWI and now a division of TWE, wherein WHV agreed to service certain of MGM's obligations under the Home Video Agreement. Revenues recorded in 1995 pursuant to this agreement were $80,361,000, while expenses recorded in the same period with respect to the Home Video Agreement were $54,441,000.

     TWI and its subsidiaries have entered into license agreements with the Company pursuant to which the Company has acquired broadcast rights to certain television and theatrical product. The Company recorded aggregate expenses of approximately $18,236,000 for license fees during 1995 under these agreements and, as of December 31, 1995, was committed to pay $59,946,000 through 2005 under these agreements. TWI also has an investment in n-tv, a 24-hour German language news channel in which the Company owned a 33.1% limited partnership interest as of December 31, 1995.

     In February 1989, the Company entered into a joint venture arrangement with HBO to purchase satellite transponders. The joint venture is structured so that the purchased transponders are allocated by agreement between the Company and HBO, and the Company's obligations are limited solely to those transponders and ancillary service arrangements which are to be allocated to and used by the Company and its subsidiaries.

     Prior to the Company's acquisition of New Line, New Line had provided to Mr. Shaye a loan of $750,000 in connection with the purchase and renovation of a residence in California. Such loan is unsecured and does not bear interest. Under the terms of Mr. Shaye's current employment agreement with New Line, the loan shall be repaid in four equal installments on December 31, 1994, 1995, 1996 and June 30, 1997, provided that if the residence is sold or if Mr. Shaye's employment agreement is terminated for any reason, then the remaining unpaid indebtedness under the loan shall become immediately due and payable. The largest amount of such loan outstanding since January 1, 1995 was approximately $750,000, with a balance of $562,500 remaining outstanding on December 31, 1995.

     Mr. Henry L. Aaron, Vice President -- Community Relations and a director of the Company since 1980, is indebted to the Company for a non-interest bearing advance secured by and payable out of deferred compensation, payable in 240 monthly installments which began in January 1983. The largest amount of such indebtedness outstanding since January 1, 1995 was approximately $97,000, with a balance of $82,000 remaining outstanding on December 31, 1995.

     Turner Air, Inc. ("TAI"), a company wholly owned by Mr. Turner, is reimbursed by the Company for Mr. Turner's business use of a plane owned and operated by TAI. During 1995, the Company reimbursed TAI for an aggregate of $1,101,048 in expenses that related to Mr. Turner's business use of such plane in 1993, 1994 and a portion of 1995.

PERFORMANCE GRAPHS

     The following graphs compare the cumulative shareholder returns on the Company's Class A Common Stock and Class B Common Stock with the comparable cumulative returns of the S&P 500 Index and a peer group index comprised of the common stock of the companies listed below, excluding the Company, for the five-year period commencing December 31, 1990 and ended December 31, 1995, and the eight-year period commencing December 31, 1987 and ended December 31, 1995. The peer group index is based on a selection of companies operating in the television and filmed entertainment business (Capital Cities/ABC, Inc., CBS Inc. (for all years through December 31, 1994), Comcast Corporation (Class A Common Stock), Paramount Communications, Inc. (for all years through December 31,
1993), Tele-Communications, Inc. (Class A Common Stock), The Walt Disney Company, Time Warner Inc. and Viacom, Inc. (Class A Common Stock)). The annual return for the peer group index is weighted based on the capitalization of each of the companies within the peer group at the beginning of each period for which a return is indicated. The graphs assume that the value of the investment in the Class A Common Stock and the Class B Common Stock and each index was $100 on December 31, 1990 and December 31, 1987, respectively, and that all dividends were reinvested. In 1987, there was a recapitalization of the Company which resulted in the dual classes of common stock as well as the issuance of preferred stock to the Units Investors (see "I. Election of Directors -- Nomination and Voting Arrangements"). The eight-year performance graph illustrates the relative performance of the Company since such recapitalization.

                    CUMULATIVE TOTAL SHAREHOLDER RETURN FOR
                    FIVE-YEAR PERIOD ENDED DECEMBER 31, 1995

                                   [GRAPH]

      MEASUREMENT PERIOD         TURNER CLASS    TURNER CLASS
    (FISCAL YEAR COVERED)              A               B         S&P 500       PEER GROUP
    12/31/90                     100.00          100.00          100.00        100.00
    12/31/91                     203.30          205.56          130.34        118.21
    12/31/92                     188.37          188.25          140.25        156.86
    12/31/93                     240.86          241.32          154.32        203.12
    12/31/94                     145.30          146.92          156.42        191.66
    12/31/95                     230.34          234.02          214.99        233.98

                    CUMULATIVE TOTAL SHAREHOLDER RETURN FOR
                   EIGHT-YEAR PERIOD ENDED DECEMBER 31, 1995

                                   [GRAPH]

      MEASUREMENT PERIOD         TURNER CLASS    TURNER CLASS
    (FISCAL YEAR COVERED)              A               B         S&P 500       PEER GROUP
    12/31/87                     100.00          100.00          100.00        100.00
    12/31/88                     155.17          164.79          116.50        115.78
    12/31/89                     464.37          563.38          153.30        165.50
    12/31/90                     313.79          380.28          148.52        138.47
    12/31/91                     637.93          781.69          193.58        163.68
    12/31/92                     591.09          715.89          208.31        217.20
    12/31/93                     755.80          917.71          229.21        281.26
    12/31/94                     455.95          558.72          232.32        265.38
    12/31/95                     722.79          889.94          319.31        323.98

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Performance Graphs and the Report of the Stock Option and Compensation Committee of the Board of Directors on Executive Compensation shall not be incorporated by reference into any such filings.

                        II. RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee of the Board of Directors, the Board of Directors has selected Price Waterhouse LLP ("Price Waterhouse") as the Company's independent public accountants for the fiscal year ending December 31, 1996, subject to ratification by the shareholders. Price Waterhouse served in such capacity for the fiscal year ended December 31, 1995 and previously. A representative of Price Waterhouse is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                      III. SHAREHOLDER PROPOSAL REGARDING
                       EXECUTIVE COMPENSATION DISCLOSURE

     The Company has been advised that Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Ave. N.W., Suite 215, Washington, DC 20037, holder of 300 shares of Class A Common Stock, proposes to submit the following resolution at the 1996 Annual Meeting of Shareholders:

     RESOLVED: "That the shareholders recommend that the Board take the necessary step that Turner Broadcasting specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

     REASONS: "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized." "At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation." "Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management."

     "If you AGREE, please mark your proxy FOR this proposal."

     The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

     The Company provides in the Summary Compensation Table and elsewhere in this proxy statement comprehensive compensation information with respect to the Company's most highly compensated executive officers. In addition, the report of the Stock Option and Compensation Committee discusses in detail the compensation of the Company's Chief Executive Officer and the compensation policies applicable to the Company's executive officers in general. All of such compensation disclosure complies with the rules and regulations of the SEC which were revised in 1992 to provide for more extensive disclosure in response to investors' views. The Board of Directors believes that the existing disclosure provides shareholders with a clear overview of the Company's compensation structure for executive officers and provides an adequate basis for shareholders to evaluate the Company's use of resources for compensation.

     The Board of Directors does not believe that the additional disclosure described in the shareholder proposal would provide information that would assist shareholders in assessing the Company's compensation program, its operations or the effectiveness of management in utilizing the Company's resources and responding to the competitive environment in which the Company operates.

     The shareholder proposal attempts to impose on the Company disclosure obligations beyond what is required by the SEC and what is reported by other public companies. If the Company were to provide additional and specific disclosure related to the compensation of a broader group of employees as suggested by the shareholder proposal, the Board of Directors believes that the Company would be at a competitive disadvantage, as compared to other public companies, as a result of the more extensive compensation disclosure. Such expanded disclosure could impair the effectiveness of the Company's recruiting and compensation programs. Except with respect to required compensation disclosure under SEC rules applicable to all public companies, the Company views each employee's salary as a private matter. Compensation levels within the Company vary based upon factors such as performance, experience, job classification and geographic location. Disclosure of compensation information for a broad group of employees would invade employee privacy and harm employee morale. Accordingly, the Board of Directors respectfully requests shareholders to vote against this proposal.

                               IV. OTHER BUSINESS

     The Board of Directors does not know of any matters to be presented for action at the Annual Meeting other than as set forth in Items I, II and III of this proxy statement. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

SHAREHOLDERS' PROPOSALS

     Any shareholder of the Company who wishes to present a proposal at the 1997 annual meeting of shareholders of the Company, and who wishes to have such proposal included in the Company's proxy statement for that meeting, must deliver a copy of such proposal to the Company at One CNN Center, Atlanta, Georgia 30303, Attention: Corporate Secretary, no later than January 3, 1997; however, if next year's annual meeting of shareholders is held on a date more than 30 days before or after the corresponding date of the 1996 Annual Meeting, any shareholder who wishes to have a proposal included in the Company's proxy statement for that meeting must deliver a copy of the proposal to the Company a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement any shareholder's proposal which does not comply with the rules of the SEC for inclusion therein.

     You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy.

                                                                      APPENDIX A

                        TURNER BROADCASTING SYSTEM, INC.
                     ONE CNN CENTER, ATLANTA, GEORGIA 30303

                           CLASS A COMMON STOCK PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 7, 1996

    The undersigned hereby appoints R. E. TURNER, STEVEN W. KORN, and WAYNE H. PACE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Class A Common Stock of Turner Broadcasting System, Inc. held of record by the undersigned on April 22, 1996, at the Annual Meeting of Shareholders to be held in the Rutherford Room of the Omni Hotel in Atlanta, Georgia, at 9:00 a.m., local time, on Friday, June 7, 1996, and any adjournments thereof.

1.   Election of Common Stock Directors     / / FOR all nominees listed below          / / WITHHOLD AUTHORITY to vote
                                                (except as written to the contrary         for all nominees listed below
                                                below)

       R. E. Turner; Henry L. Aaron; W. Thomas Johnson; Rubye M. Lucas; Terence F. McGuirk; Brian L. Roberts; Scott M. Sassa; Robert Shaye.

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- --------------------------------------------------------------------------------

2. Proposal to ratify the selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1996.

                  / / FOR        / / AGAINST        / / ABSTAIN

3. Shareholder proposal with respect to disclosure of executive compensation.

                  / / FOR        / / AGAINST        / / ABSTAIN

4. In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.

PLEASE SIGN EXACTLY AS NAME APPEARS ON STOCK CERTIFICATE.

                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THIS PROXY CARD PROMPTLY USING THE
                                            ENCLOSED ENVELOPE.

                                            If stock is held in the name of two
                                            or more persons, all must sign. When
                                            signing as attorney, executor,
                                            administrator, trustee, or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            Dated:
                                                  ------------------------------

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature If Held Jointly

                                                                      APPENDIX B

                        TURNER BROADCASTING SYSTEM, INC.
                     ONE CNN CENTER, ATLANTA, GEORGIA 30303

                           CLASS B COMMON STOCK PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 7, 1996

    The undersigned hereby appoints R. E. TURNER, STEVEN W. KORN, and WAYNE H. PACE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Class B Common Stock of Turner Broadcasting System, Inc. held of record by the undersigned on April 22, 1996, at the Annual Meeting of Shareholders to be held in the Rutherford Room of the Omni Hotel in Atlanta, Georgia, at 9:00 a.m., local time, on Friday, June 7, 1996, and any adjournments thereof.

1.   Election of Common Stock Directors     / / FOR all nominees listed below          / / WITHHOLD AUTHORITY to vote
                                                (except as written to the contrary         for all nominees listed below
                                                 below)

       R. E. Turner; Henry L. Aaron; W. Thomas Johnson; Rubye M. Lucas; Terence F. McGuirk; Brian L. Roberts; Scott M. Sassa; Robert Shaye.

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


- --------------------------------------------------------------------------------

2. Proposal to ratify the selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1996.

                  / / FOR        / / AGAINST        / / ABSTAIN

3. Shareholder proposal with respect to disclosure of executive compensation.

                  / / FOR        / / AGAINST        / / ABSTAIN

4. In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.

PLEASE SIGN EXACTLY AS NAME APPEARS ON STOCK CERTIFICATE.

                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THIS PROXY CARD PROMPTLY USING THE
                                            ENCLOSED ENVELOPE.

                                            If stock is held in the name of two
                                            or more persons, all must sign. When
                                            signing as attorney, executor,
                                            administrator, trustee, or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            Dated:
                                                  ------------------------------

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature If Held Jointly

                                                                     APPENDIX C

                        TURNER BROADCASTING SYSTEM, INC.
                     ONE CNN CENTER, ATLANTA, GEORGIA 30303

                   CLASS C CONVERTIBLE PREFERRED STOCK PROXY
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 7, 1996

    The undersigned hereby appoints R. E. TURNER, STEVEN W. KORN, and WAYNE H. PACE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Class C Convertible Preferred Stock of Turner Broadcasting System, Inc. held of record by the undersigned on April 22, 1996, at the Annual Meeting of Shareholders to be held in the Rutherford Room of the Omni Hotel in Atlanta, Georgia, at 9:00 a.m., local time, on Friday, June 7, 1996, and any adjournments thereof.

1.   Election of Class C Directors          / / FOR all nominees listed below          / / WITHHOLD AUTHORITY to vote
                                                (except as written to the contrary         for all nominees listed below
                                                 below)


   Peter R. Barton; Jeffrey L. Bewkes; Joseph J. Collins; Gerald M. Levin;
              John C. Malone; Timothy P. Neher, Fred A. Vierra.

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


- --------------------------------------------------------------------------------

2. Proposal to ratify the selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending December 31, 1996.

                  / / FOR        / / AGAINST        / / ABSTAIN

3. Shareholder proposal with respect to disclosure of executive compensation.

                  / / FOR        / / AGAINST        / / ABSTAIN

4. In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.

PLEASE SIGN EXACTLY AS NAME APPEARS ON STOCK CERTIFICATE.

                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THIS PROXY CARD PROMPTLY USING THE
                                            ENCLOSED ENVELOPE.

                                            If stock is held in the name of two
                                            or more persons, all must sign. When
                                            signing as attorney, executor,
                                            administrator, trustee, or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            Dated:
                                                  -----------------------------

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature If Held Jointly